Exhibit 99.2
Vail Banks, Inc. and U.S. Bancorp

QUESTIONS AND ANSWERS
For All WestStar Bank Employees

Q.	What exactly is happening in this transaction?

As we announced today, Vail Banks, Inc. has reached a definitive agreement with U.S. Bancorp to acquire Vail Banks, Inc., the parent company of WestStar Bank. This transaction is expected to close in the fourth quarter of this year, subject to approval from our shareholders and the federal agencies that regulate our business.

Q.	Why is this transaction taking place?

A.
Our strategic business banking model has been a core and thriving part of our business. Its success as well as the geographic locations of our branch offices in key markets has attracted the attention of other financial institutions that had an interest in expanding here. Having explored strategic alternatives to create value for our shareholders, we believe that becoming part of U.S. Bank’s growth plans in Colorado is an excellent choice.

Q.	When will this transaction take place?

A.	The transaction with U.S. Bank is expected to close in the fourth quarter of this year, subject to regulatory and shareholder approval as well as other terms in the agreement.

Q.	Tell me about U.S. Bancorp.

A.
U.S. Bancorp is the 6th largest financial holding company in the United States with $210 billion in assets headquartered in Minneapolis, Minnesota. Its subsidiary, U.S. Bank currently serves over 10 million customers, businesses and institutions through 2,430 banking offices located in 24 states and offers the added convenience of 4,941 ATMs. Once the merger is completed U.S. Bank will have more than 135 branch locations and total deposits of approximately $7 billion in Colorado. This transaction will significantly improve U.S. Bank’s footprint in Western Colorado. Following the completion of this acquisition, the WestStar Bank locations will become U.S. Bank branches. This acquisition also includes 21 ATM locations that will increase U.S. Bank’s ATM network in Colorado to more than 250 convenient locations. With a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services, WestStar Bank’s customers will be offered an expanded array of products and services to meet their financial needs. For additional information about U.S. Bank, you may visit their website at www.usbank.com.

Q.	Why is this good for WestStar Bank?

The combination of WestStar’s banking offices with U.S. Bank’s comprehensive line of products and services presents a number of opportunities and benefits for our shareholders and customers as well as for employees who will be joining U.S. Bank. U.S. Bank already serves a few communities on the Western Slope of Colorado, and through this transaction, is significantly strengthening its presence. This means that most of our employees who work in WestStar branches will be able to continue their employment and take part in U.S. Bank’s exciting expansion efforts. Our customers will benefit from the breadth and variety of financial resources that a leading nationwide bank like U.S. Bank is able to offer. Our shareholders, who have made an important decision to invest in Vail Banks, Inc., also will benefit from the increased value that this transaction is expected to create.

Page 1 - June 1, 2006

Vail Banks, Inc. and U.S. Bancorp

QUESTIONS AND ANSWERS
For All WestStar Bank Employees

Q.	What will happen with the markets that have both a U.S. Bank and WestStar banking presence?

There are currently only 4 markets that have both U.S. Bank and WestStar Bank branches. In those markets, we are currently evaluating the best approach for meeting the needs of the market. In some cases, both offices will remain in tact as they are physically located in areas that meet the needs of the community. In others, we will combine the physical banking offices and retain all customer-facing employees in the newly combined location.

Q.	Will WestStar branches change their name to U.S. Bank?

Yes. Some time after the closing, anticipated to occur by the end of the year, all WestStar Bank branches will operate under the U.S. Bank brand. Conversion and integration activities are not yet finalized and information regarding products, services, and processing will be communicated once the integration plan is complete.

Q.	How will the integration process work?

We will follow a model that has been used successfully to integrate many previous mergers and acquisitions. Representatives from WestStar Bank and U.S. Bank will work together on cross-functional teams to coordinate the migration to a single set of products, systems and services. The process is one that is very smooth for our customers with no disruption of their relationship with your branch. You and your customers will receive more information about the process in the coming weeks and months. No changes will happen without full communication.

Q.	How will I learn about U.S. Bank products and services?

Before new U.S. Bank products and services are offered through your branch, you will receive comprehensive information about U.S. Bank products and services. You will be fully and completely trained to explain and sell our products as well as receive full training on the systems that are used at U.S. Bank.

Page 2 - June 1, 2006

Vail Banks, Inc. and U.S. Bancorp

QUESTIONS AND ANSWERS
For All WestStar Bank Employees

Job Status, Compensation and Benefits

Q.	How will these changes affect my job?

A.
U.S. Bank intends to offer jobs to substantially all customer contact employees at close. Other WestStar employees, such as those in functions that support the bank offices, may continue with U.S. Bank on a transitional or regular basis depending on business needs. In the next several weeks, we will be closely coordinating efforts with U.S. Bank to identify these job opportunities and start the staffing process.

In some departments of WestStar, it is expected that fewer people will be required to support the administrative or operational functions currently performed due to centralized processing at U.S. Bank. In addition, because WestStar has not historically had a strong retail emphasis, there will be some additions to staff in select branch offices. An analysis is underway to determine the type and number of employees that will be needed in all areas. Please be assured that we intend to notify employees who may be offered transitional assignments or who are affected by staff reductions no later than the end of August. No employment changes due to this transaction will occur until close.

Q.	When will I know the status of my job?

U.S. Bank intends to offer positions to all customer-facing branch employees and many other support positions at close. In addition, U.S. Bank is planning to add some retail employees to select branches to enhance our emphasis on meeting consumer client needs. Staffing activities will begin immediately and our goal is to have all employees know their employment status by the end of August.

Q.	How will I know about new job opportunities at U.S. Bank?

Human Resources will be working very closely with management to advise them of job opportunities that become available. Information regarding posting for specific jobs will be available to all employees through Human Resources.

Q.	What type of help is available to employees who are affected by staff reductions?

A.
Following the close of the transaction, WestStar employees whose employment ends as a result of a reduction in staff will be eligible for severance benefits in the amount of one week of pay for each year of service up to a maximum of 24 weeks.

Q.	What changes will happen to the benefits of employees who work for WestStar Bank?

A.
U.S. Bank provides its employees with a comprehensive employee benefits program that is generally comparable to WestStar’s. U.S. Bank’s program includes, for example: medical and dental coverage, vision, life and disability insurance, healthcare and dependent care reimbursement accounts, 401(k) savings plan, pension plan, employee assistance program, adoption assistance, a tuition reimbursement program as well as paid vacation, sick leave and holidays. Employees who start working for U.S. Bank will be provided with credit for their years of service with WestStar for purposes of eligibility and vesting under U.S. Bank’s plans for the 401(k) and vacation policies. More detailed information about U.S. Bank’s benefit plans will be provided as soon as it is available.

Page 3 - June 1, 2006

Vail Banks, Inc. and U.S. Bancorp

QUESTIONS AND ANSWERS
For All WestStar Bank Employees

Q.	How will employees receive updated information on the acquisition?

A.	We will make every effort to keep you updated and as informed as possible throughout the entire process. Communications will take the form of e-mail announcements as well as updates in our Newsletter.

There are a multitude of questions and transitional issues that we will be working on in the weeks ahead, and although we may not have all the answers right away, we will work hard to resolve questions and issues as quickly as possible.

Q.	What should I be doing differently now?

A.
Right now, do nothing different. Continue to serve your customers and sell your products and services just as you have been doing. Your customers should continue to bank with you just as they have been doing. The same message holds true for those employees in non-customer contact areas - it’s “business as usual.

Q.	Who do I call if I have further questions?

If you have further questions about U.S. Bank, please call our toll free U.S. Bancorp Employee Acquisition Information Line at 1-800-285-5020.

This communication is being made in respect of a proposed merger transaction involving Vail Banks, and U.S. Bancorp.  In connection with the transaction, Vail Banks will file with the SEC a proxy statement on Schedule 14A and other documents concerning the proposed transaction as soon as practicable.  Before making any voting or investment decision, shareholders are urged to read these documents carefully and in their entirety when they become available because they will contain important information about the proposed transaction.

The final proxy statement will be mailed to Vail Banks’ shareholders.  In addition, the proxy statement and other documents will be available free of charge at the SEC’s Internet Web site, www.sec.gov.  When available, the proxy statement and other pertinent documents also may be obtained for free at the Vail Banks’ web site, www.weststarbank.com, or by contacting Ray Verlinde, SEVP and Chief Administrative Officer, or Lisa Dillon, Vice Chairman, Vail Banks, at telephone number (970) 328-9700.

Vail Banks and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transactions.  Information regarding Vail Banks’ directors and executive officers is detailed in its proxy statements and annual reports on Form 10-K, previously filed with the SEC, and the proxy statement relating to the proposed transactions, when it becomes available.

Page 4 - June 1, 2006